Exhibit 10.1

SENIOR TERM LOAN AGREEMENT

between

PARK STERLING CORPORATION,

as Borrower,

and

CAPITAL BANK CORPORATION,

as Lender

Dated as of December 18, 2015

i

- ii -

SENIOR TERM LOAN AGREEMENT

This SENIOR TERM LOAN AGREEMENT, dated as of December 18, 2015 (this “Loan Agreement”), is entered into between Park Sterling Corporation, a North Carolina corporation, as the borrower (the “Borrower”), and Capital Bank Corporation, a North Carolina state-chartered bank, as the lender (the “Lender”).

RECITALS

WHEREAS, the Lender wishes to lend to the Borrower, and the Borrower wishes to borrow from the Lender, an aggregate principal amount equal to $30 million pursuant to the terms and conditions of this Loan Agreement and the promissory note of the Borrower payable to the order of the Lender evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Term Loan (as defined below) made by the Lender substantially in the form attached hereto as Annex A (the “Term Note”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Term Loan Amount and Terms

Section 1.1     Term Loan. The Lender agrees to provide a term loan to the Borrower in the aggregate principal amount of Thirty Million and No/100ths Dollars ($30,000,000.00) (the “Term Loan”). The Term Loan is evidenced by the Term Note, in the original principal amount, and payable to the Lender and dated as of even date herewith made by Borrower in favor of the Lender. Amounts prepaid or repaid in respect to the Term Loan may not be reborrowed.

Section 1.2     Closing. On the date hereof the Borrower will deliver (i) this Loan Agreement executed by the Borrower, and (ii) the Term Note to the Lender (collectively, the “Loan Documents”), against payment by or on behalf of the Lender of the Term Loan amount (as set forth above in Section 1.1) in immediately available funds to the account designated in writing by the Borrower (the “Closing”).

Section 1.3     Maturity Date. The Term Note shall mature and shall be repaid in full, together with any accrued and unpaid interest, on December 18, 2022.

Section 1.4     Interest Rate and Interest Payment Dates. The interest rate is a rate per year equal to 4.75%, payable semi-annually in arrears on June 18 and December 18. The Borrower will pay interest and principal on this facility in accordance with the terms of the Term Note.

Section 1.5     Prepayment. At any time, upon three (3) business days prior written notice to the Lender, the Borrower shall have the right to prepay the indebtedness evidenced hereby in whole or in part by paying the principal amount being prepaid (the “Prepayment Amount”) plus accrued interest, plus the Yield Maintenance Amount (as defined below), if any. For purposes of this Loan Agreement, “Yield Maintenance Amount” shall be equal to 100% of the present value (discounted based on the Current Interest Rate Swap Rate (as defined below)) of the difference between (i) the total amount of interest based on the Original Interest Rate Swap Rate (as defined below) which would have accrued on the Prepayment Amount had such event not occurred and (ii) the amount of interest based on the Current Interest Rate Swap Rate (as defined below) which would have accrued on the Prepayment Amount had such event not occurred. For purposes of this Loan Agreement, “Original Interest Rate Swap Rate” is the mid-market quotation for the maturity date of the Term Note quoted approximately at 5:00 p.m. (New York time) on the day prior to the Closing by Bloomberg L.P.’s SWPM or other commercial service acceptable to both parties. The Original Interest Swap Rate is attached hereto on Annex B. For purposes of this Loan Agreement, “Current Interest Rate Swap Rate” is the mid-market quotation for the same maturity date as the original maturity of the Term Note as quoted approximately at 5:00 p.m. (New York time) by Bloomberg, L.P.’s SWPM or other commercial service acceptable to both parties on the date of prepayment of the Prepayment Amount.

Section 1.6     Unsecured Term Loan; Ranking. The Term Loan will be an unsecured, unsubordinated obligation and rank equally in right of payment to all of the Borrower’s existing and future unsecured indebtedness, liabilities and other obligations that are not subordinated in right of payment to the Term Loan, and will be effectively subordinated to any of the Borrower’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. The Term Loan is made by the Borrower and is not an obligation of any of the Borrower’s subsidiaries, including the Bank (as defined below).

ARTICLE II

COVENANTS OF THE BORROWER

The Borrower agrees that, until the Lender is repaid in full:

Section 2.1     Issuance of Capital Stock. The Borrower will not, nor will it permit the Bank to, directly or indirectly, sell or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting capital stock (“Voting Stock”) of the Bank, nor will the Borrower permit the Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Bank issuable upon the exercise of all such convertible securities, options, warrants or rights, the Borrower would cease to own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of the Bank.

Section 2.2     Mergers, Consolidations, Sales of Assets, Etc.

(i)     The Borrower shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (a “successor person”) unless: (A) the Borrower is the surviving corporation or the successor person (if other than the Borrower) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the Borrower’s obligations on the Term Note and under this Loan Agreement; and (B) immediately after giving effect to the transaction, no Event of Default, shall have occurred and be continuing. Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with this Section 2.2, the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Loan Agreement with the same effect as if such successor person has been named as the Borrower herein; provided, however, that the predecessor Borrower in the case of a sale, conveyance or other disposition (other than a lease) shall be released from all obligations and covenants under this Loan Agreement and the Term Note.

(ii)     The Borrower will not permit the Bank to (A) merge or consolidate with or into any corporation or other person, unless the Borrower is the surviving corporation or person, or unless, upon consummation of the merger or consolidation, the Borrower will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding Voting Stock; or (B) lease, sell, assign or transfer all or substantially all of its properties and assets to any person (other than the Borrower), unless, upon such sale, assignment or transfer, the Borrower will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that person.

Section 2.3     Applicable Exceptions. Notwithstanding anything to the contrary in this Article II, any such sale, assignment or transfer of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets shall not be prohibited if: (i) required by law, (ii) such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (iii) such lease, sale, assignment or transfer of securities is made by the Borrower or the Bank acting in a fiduciary capacity for any person other than the Borrower or the Bank; (iv) made in connection with the consolidation of the Borrower with or the sale, lease or conveyance of all or substantially all of the assets of the Borrower to, or merger of the Borrower with or into any other person so long as the provisions of Section 2.2(i) above have been satisfied; (v) required by any law or any rule, regulation or order of any governmental agency or authority; or (vi) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Borrower, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any person; provided, that, in the case of (vi) only, after giving effect to such disposition and acquisition, (A) at least 80% of the issued and outstanding Voting Stock of such person will be owned, directly or indirectly, by the Borrower and (B) the consolidated assets of the Borrower will be at least equal to 70% of the consolidated assets of the Borrower prior thereto; and nothing in this Article II shall prohibit the Borrower or the Bank from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Term Loan Bank advances, recourse obligations incurred in connection with the Bank’s lending activities and letters of credit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Borrower represents and warrants to the Lender as of the date hereof that:

Section 3.1     Existence and Power. The Borrower is duly organized and validly existing as a corporation in good standing under the laws of the State of North Carolina and has all power and authority to enter into and perform its obligations under this Loan Agreement.

Section 3.2     Capitalization. The Borrower has (i) 200,000,000 authorized shares of voting common stock, par value $0.01 per share, of which 44,858,708 shares are outstanding and (ii) 5,000,000 authorized shares of preferred stock, par value $0.01 per share, of which no shares are outstanding. All of the outstanding shares of capital stock of the Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights.

Section 3.3     Financial Statements. The Borrower has previously made available to the Lender the following financial statements, which have been filed with the United States Securities and Exchange Commission (the “SEC”) and listed on Annex C attached hereto (collectively, the “Borrower Financial Statements”): (i) the audited consolidated balance sheets (including related notes and schedules) of the Borrower as of December 31, 2014 and 2013 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of the Borrower for each of the three (3) years ended December 31, 2014, as set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2014 (as filed with the SEC on March 6, 2015) and (ii) the unaudited interim consolidated financial statements of the Borrower as of and for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, as set forth in the Borrower’s Quarterly Reports on Form 10-Q (“Form 10-Q”) (as filed by the Borrower with the SEC on May 7, 2015, August 7, 2015 and October 29, 2015). The Borrower Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal adjustments) the consolidated financial position, results of operations and cash flows of the Borrower as of and for the respective periods ending on the dates thereof, in accordance with United States generally accepted accounting principles during the periods involved.

Section 3.4     Tax Matters. The Borrower and Park Sterling Bank (the “Bank”) are members of the same affiliated group within the meaning of Internal Revenue Code Section 1504(a). The Borrower, on behalf of itself and the Bank, has timely filed or caused to be filed all material tax returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Borrower and the Bank prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed (“Tax Returns”).

Section 3.5     Ownership of Property. The Borrower and the Bank have good and marketable title as to all real property and good title to all assets and properties owned by the Borrower and the Bank, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet contained in the Borrower Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Term Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Borrower or its subsidiaries. The Borrower and the Bank, as lessees, have the right under valid and existing leases of real and personal properties that are material to the Borrower and the Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

Section 3.6     Authorization. The execution, delivery and performance of this Loan Agreement have been authorized by all necessary action on the part of the Borrower, and this Loan Agreement is a valid and binding obligation of the Borrower, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally and subject to general principles of equity subject to 12 U.S.C. §1818(b)(6)(D) or any successor statute and similar bank regulatory powers).

Section 3.7     Issuance of Term Note. The Borrower is authorized to issue the Term Note and, upon execution, delivery and payment therefor as provided in this Loan Agreement, will be validly issued and outstanding, will constitute valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally and subject to general principles of equity and subject to 12 U.S.C. §1818(b)(6)(D) or any successor statute and similar bank regulatory powers) and will conform in all material respects to any description thereof set forth in Annex A attached hereto.

Section 3.8     Governmental Authorization. No permit, authorization, consent or approval of or by any governmental authority is required to be obtained or made by the Borrower in connection with the execution, delivery and performance by it of this Loan Agreement, the consummation by it of the transactions contemplated hereby or thereby, or the borrowing hereunder or delivery to the Lender by the Borrower of the Term Note, except such as have been already obtained.

Section 3.9     Non-Contravention. The borrowing hereunder and the compliance by the Borrower with the provisions of this Loan Agreement and the consummation of the transactions herein and therein contemplated will not conflict with, constitute a default under or violate (i) any provision of the organizational or governing documents of the Borrower, (ii) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower is bound or to which any of the property or assets of the Borrower is subject or (iii) any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Borrower or any of its properties; other than in the case of clauses (ii) and (iii), for conflicts or violations that would not reasonably be expected to have a material adverse effect.

Section 3.10     No Brokers. Neither the Borrower nor its Affiliates have employed any broker or finder in connection with the transactions contemplated by this Loan Agreement other than those paid exclusively by the Borrower or its Affiliates. For purposes of this Loan Agreement, “Affiliate” shall mean, with respect to any person, any other person which directly or indirectly controls or is controlled by or is under common control with such person; “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); and “person” shall mean an individual, corporation, association, partnership, trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE Lender

The Lender represents and warrants to the Borrower as of the date hereof that:

Section 4.1     Existence and Power. Lender is duly organized, validly existing and in good standing under the laws of the state of its organization and has all power and authority to enter into and perform its obligations under this Loan Agreement.

Section 4.2     Authorization. The execution, delivery and performance of this Loan Agreement has been authorized by all necessary action on the part of the Lender and its Affiliates, and this Loan Agreement is a valid and binding obligation of the Lender, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally and subject to general principles of equity).

Section 4.3     Governmental Authorization. No permit, authorization, consent or approval of or by any governmental authority is required to be obtained or made by the Lender in connection with the execution, delivery and performance by it of this Loan Agreement, the consummation by it of the transactions contemplated hereby or thereby, or the issuance or delivery to the Lender by the Borrower of the Term Note.

Section 4.4     Non-Contravention. The execution, delivery and performance of this Loan Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the organizational or governing documents of the Lender or (B) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Lender is a party or by which the Lender is bound or to which any of the property or assets of the Lender is subject, or (C) any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Lender or any of its respective properties; other than in the case of clauses (B) and (C), for conflicts, breaches, violations, defaults, terminations or accelerations that would not reasonably be expected to adversely impact or delay the ability of the Lender to consummate the transactions contemplated hereby.

Section 4.5     No Brokers. The Lender nor any of its respective Affiliates has employed any broker or finder in connection with the transactions contemplated by this Loan Agreement other than those paid exclusively by the Lender or its Affiliates.

Section 4.6     Future or Contemporaneous Transactions Acknowledgement. The Lender acknowledges and agrees that, from time to time, the Borrower may incur additional indebtedness, whether in the ordinary course of business or otherwise, and nothing in this Loan Agreement shall be construed as precluding or otherwise inhibiting the incurrence of such additional indebtedness.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1     Conditions to the Obligations of the Borrower. The obligations of the Borrower hereunder shall be subject to the following conditions:

(a)     All representations and warranties and other statements of the Lender herein are, at and as of the Closing, shall be true and correct in all material respects; and

(b)     The Lender shall have performed all of its obligations hereunder theretofore to be performed.

Section 5.2     Conditions to the Obligations of the Lender. The obligations of the Lender hereunder shall be subject to the following conditions:

(a)     All representations and warranties and other statements of the Borrower herein are, at and as of the Closing, shall be true and correct in all material respects; and

(b)     The Borrower shall have performed all of its obligations hereunder theretofore to be performed.

ARTICLE VI

Default AND REMEDIES

Section 6.1     Events of Default. The term “Event of Default” wherever used in this Loan Agreement with respect to the Term Loan, means any one of the following events:

(a)     default in the payment of any interest on the Term Loan when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Borrower with the Lender prior to the expiration of such period of 30 days); or

(b)     default in the payment of principal of the Term Loan at its maturity or on the date established for prepayment pursuant to Section 1.5 above; or

(c)     default in the performance or breach of any covenant or warranty of the Borrower in this Loan Agreement (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed elsewhere in this Section 6.1), which default continues uncured for a period of 60 days after there has been given, by registered or certified mail, to the Borrower by the Lender a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d)     the Borrower pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(i)     commences a voluntary case,

(ii)     consents to the entry of an order for relief against it in an involuntary case,

(iii)     consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property,

(iv)     makes a general assignment for the benefit of its creditors, or

(v)     generally is unable to pay its debts as the same become due; or

(e)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)     is for relief against the Borrower in an involuntary case,

(ii)     appoints a Custodian of the Borrower or for all or substantially all of its property, or

(iii)     orders the liquidation of the Borrower, and the order or decree remains unstayed and in effect for 60 days; or

(f)     the Borrower defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Borrower or the Bank having an aggregate principal amount outstanding of at least $25,000,000 or under any mortgage, indenture or instrument (including this Loan Agreement) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Borrower or the Bank having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

For purposes of this Loan Agreement, “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors. For purpose of this Loan Agreement, “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.2     Acceleration of Maturity(a)      If an Event of Default occurs and is continuing (other than an Event of Default referred to in Section 6.1(d) or Section 6.1(e)), then in every such case the Lender may declare the principal amount of and accrued and unpaid interest, if any, on the Term Loan to be due and payable immediately, by a notice in writing to the Borrower, and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 6.1(d) or Section 6.1(e) shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on the Term Loan shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender.

ARTICLE VII

MISCELLANEOUS

Section 7.1     Notices. All notices and other communications required or permitted to be given under this Loan Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Loan Agreement at the following address or to such other address either party to this Loan Agreement shall specify by notice to the other party:

(i)	If to the Borrower:

Park Sterling Corporation
1043 Morehead Street, Suite 201
Charlotte, North Carolina 28204
Attention: David L. Gaines, Chief Financial Officer
Fax: 704-716-2138

(ii)	If to the Lender:

Capital Bank Corporation
5120 Maryland Way
Brentwood, TN 37027
Attention: William W Adams, Jr., SVP
Fax: 615-661-5288

Section 7.2     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Loan Agreement and the consummation of the transactions contemplated hereby.

Section 7.3     Amendments and Waivers.

(a)     Any provision of this Loan Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Borrower and the Lender holding Term Note evidencing at least a majority of the aggregate then-outstanding principal amount of the Term Note; and

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.4     Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Loan Agreement and the transactions contemplated hereby.

Section 7.5     Successors and Assigns. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Loan Agreement without the consent of the other party hereto.

Section 7.6     Governing Law. THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NORTH CAROLINA).

Section 7.7     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Loan Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Western District of North Carolina or any North Carolina State court sitting in Charlotte, North Carolina, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 7.8     Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.9     Entire Loan Agreement. This Loan Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Loan Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Loan Agreement.

Section 7.10     Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.11     Severability. If one or more provisions of this Loan Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Loan Agreement and the balance of this Loan Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.12     Counterparts; Third Party Beneficiaries. This Loan Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Loan Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

PARK STERLING CORPORATION

By:	/s/ DAVID L. GAINES
Name:	David L. Gaines
Title:	CFO

LENDER:

CAPITAL BANK CORPORATION

By:	/s/ REBECCA L. HETZER
Name:	Rebecca L. Hetzer
Title:	Sr. Vice President

[Signature Page to Senior Term Loan Agreement]

Annex A

Form of Term Note

(see attached)

FORM OF TERM NOTE

PARK STERLING CORPORATION

4.75% Fixed Rate Senior Term Note Due December 18, 2022

1.      Payment of Principal and Interest.

(a)     Park Sterling Corporation, a company incorporated under the laws of the State of North Carolina (the “Borrower”), for value received, hereby promises to pay to Capital Bank Corporation, a North Carolina state-chartered bank (the “Lender”), the principal sum of Thirty Million and No/100ths Dollars ($30,000,000.00) (U.S.) on December 18, 2022 (the “Maturity Date”) and to pay interest thereon at the rate of 4.75% per year (computed on the basis of a 360-day year of twelve 30-day months) from and including December 18, 2015 to but excluding the earlier of December 18, 2022 or the date of any redemption pursuant to Section 3 below, payable semi-annually in arrears, on June 18 and December 18 of each year (the “Interest Payment Dates”). The first Interest Payment Date shall be June 18, 2016.

(b)     If any Interest Payment Date or the Maturity Date is not a Business Day, then the payment will be made on the next succeeding Business Day and no interest will accrue as a result of such postponement. A “Business Day” means any day other than a Saturday, Sunday, federal holiday or day on which banks in the State of New York are authorized or obligated by law or executive order to close.

2.     Senior Term Loan Agreement. The Borrower and Lender entered into a Senior Term Loan Agreement, dated as of December 18, 2015 (the “Loan Agreement”) setting forth certain terms of this term note (this “Term Note”). The terms of this Term Note include those stated in the Loan Agreement and are incorporated into this Term Note by reference. To the extent any provision of this Term Note conflicts with the express provisions of the Loan Agreement, the provisions of the Loan Agreement shall govern and be controlling. The indebtedness evidenced by this Term Note is an unsecured obligation of the Borrower.

3.     Events of Default and Remedies. If an Event of Default with respect to this Term Note occurs and is continuing, the principal amount of this Term Note, together with accrued and unpaid interest to the date of declaration may be declared to be due and payable immediately in the manner and with the effect provided in the Loan Agreement.

4.     Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made in immediately available funds to a bank account in the United States designated by the Lender, upon presentation and surrender of this Term Note at the office of the Borrower or at such other place or places as the Borrower shall designate by notice to the Lender, provided that this Term Note is presented to the Borrower in time for the Borrower to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date or upon early redemption) shall be made in immediately available funds to a bank account in the United States designated by the Lender.

5.     Form of Payment, Maintenance of Payment Office. Payments of principal and interest on this Term Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

6.     Notices. All notices to the Borrower under this Term Note shall be in writing and addressed to the Borrower at Park Sterling Corporation, 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: David L. Gaines, Chief Financial Officer, or to such other address as the Borrower may provide by notice to the Lender. All notices to the Lender shall be in writing and sent by first-class mail to the Lender at his or its address as set forth in the Loan Agreement.

7.     Absolute and Unconditional Obligation of the Borrower. No provisions of this Term Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Term Note at the times, places and rate, and in the coin or currency, herein prescribed.

8.      Waiver and Consent.

(a)     Any consent or waiver given by the Lender shall be conclusive and binding upon the Lender.

(b)     No delay or omission of the Lender to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c)     The Lender waives any right of offset with respect to the indebtedness evidenced by this Term Note.

9.       Governing Law. This Term Note shall be governed by and construed in accordance with the laws of the State of North Carolina.

10.     Satisfaction and Discharge. This Term Note will cease to be of further effect when the Borrower has paid or caused to be paid all sums payable under this Term Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be duly executed and attested.

PARK STERLING CORPORATION

By:
Name:
Title:

ATTEST:

Name:
Title:

Dated: December 18, 2015

Annex B

Original Interest Swap Rate

The Original Interest Rate Swap Rate (as defined in Section 1.5 above) shall be 1.904% as determined by Bloomberg L.P.’s SWPM at 5:00 p.m. (New York Time) on December 17, 2015, which is the day prior to the Closing.

Annex C

Borrower Financial Statements

1.

The audited consolidated balance sheets (including related notes and schedules) of the Borrower as of December 31, 2014 and 2013 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of the Borrower for each of the three (3) years ended December 31, 2014.

2.	The unaudited interim consolidated financial statements of the Borrower as of and for the period ended March 31, 2015.

3.	The unaudited interim consolidated financial statements of the Borrower as of and for the period ended June 30, 2015.

4.	The unaudited interim consolidated financial statements of the Borrower as of and for the period ended September 30, 2015.